Exhibit 99.2

Dear Colleagues,

I want to address an incident from 2014 that is likely to be in the media.

As you may know, a TEGNA shareholder has nominated candidates to serve on our Board of Directors. One candidate, Adonis Hoffman, recently withdrew his candidacy due to what he said were conflicts of interest, but he also cited a 2014 incident with me that took place following an industry event.

It’s important that you hear from me what happened. As I was leaving the event and looking for my car, I ran into Mr. Hoffman and mistakenly thought he was a hotel valet. Mr. Hoffman was understandably offended and upset. I immediately apologized to him and felt terrible. I don’t condone racism of any kind, I take full responsibility for this mistake, and am truly sorry for the pain I caused Mr. Hoffman.

As we have made clear on numerous occasions, our Board and management team have made it a corporate priority — and I have made it a personal priority — to further strengthen our commitment to diversity, equity, and inclusion. This unfortunate incident underscores just how important this work is for all of us. TEGNA has taken specific actions to ensure our people, content, and company reflect the communities we serve, and we have established numerical goals to drive continuous improvement in the years ahead. More information is available in TEGNA’s 2020 Social Responsibility Highlights. As this report shows, we are making important progress but there is so much more to be done.

Again, I wanted you to hear this directly from me. I hope my mistake doesn’t make you doubt my sincerity or that of the entire leadership team in our strong focus on improving diversity and inclusion at TEGNA.

Dave